Exhibit 99.1

Legacy Education Alliance, Inc. in Negotiations to Renew Rich Dad License as it Continues to Focus on Brand Diversification

CAPE CORAL, Fla., January 11, 2018 (BUSINESS WIRE) -- Legacy Education Alliance, Inc. (OTCQB: LEAI) (www.legacyeducationalliance.com), a leading international provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques, announced today that it is in negotiations to renew its worldwide license with Rich Dad Operating Company, LLC (“RDOC”) for the use of the “Rich Dad” name and marks and other intellectual property as it continues to develop its portfolio of its proprietary and other third-party brands.

“Our relationship with the Rich Dad organization has been mutually beneficial over the years and we are hopeful that we will be able to reach an agreement that will allow this relationship to continue into the future,” said Anthony Humpage, LEAI’s Chief Executive Officer. “In the meantime, we continue to execute on our strategy of diversifying our product offerings through the introduction of established brands into new markets, as well as the development of new brands.”

LEAI currently offers seven non-Rich Dad brands, which include:

● Making Money from Property with Martin Roberts™: A property-based curriculum focused on how and why to buy property at auction in the U.K. Based on the teachings of Martin Roberts, renowned U.K. TV personality, property expert, journalist, and author of Making Money from Property , our Making Money from Property program is designed to show investors tested strategies to buy at auction, as well as the difference between income and capital growth strategies, negotiating transactions, and buying properties overseas.

● Brick Buy Brick™: Initially launched in the U.K., Brick Buy Brick is now also available in the U.S., Canada and the other foreign markets in which we operate. The program introduces our students to the tools and strategies used by successful investors to make money work for them through real estate investing.

● Building Wealth: A program that offers students training on how to build and preserve wealth, start or manage a business, and benefit through investing in property regardless of market conditions.

● Robbie Fowler Property Academy™: Designed to teach investment strategies individuals can use to achieve a potential clear path towards long-term wealth, the goal of our Property Academy training program is to provide a comprehensive property investment education. We teach our students the investment strategies currently implemented throughout the U.K., such as Social Housing, Buy-To-Let, Lease Options, and Land Development.

● Women In Wealth™: Created to inspire women of all ages and backgrounds to potentially achieve financial security, Women In Wealth seeks to empower women with a strong financial education and help them learn the potential benefits of real estate investing to create cash flow and build financial independence.

● The Independent Woman™: Developed by women for women, The Independent Women program imparts the principles and strategies essential for potential financial independence.

● Trade Up Investor Education™: Built on the belief that a successful investor is an educated investor and developed in partnership with Investor's Business Daily®, a leading financial news and research organization since 1984, students are offered educational training designed to help them increase their knowledge of stock and options trading.

Over the past several years, we have shifted our focus from relying primarily on the Rich Dad™ Education brand offerings to our proprietary and other third-party brands, which has resulted in increasing the percentage of our total revenues for these non-Rich Dad brands, although our business to date in these brands has not been material to the Company as a whole. We will continue to focus on adding to, and extending our non-Rich Dad brands with the goal of enhancing sales penetration, increasing profitability, and meeting the needs of all our customers. Our current License Agreement with RDOC expires on September 1, 2018. While we are in negotiations with RDOC regarding a renewal or extension of the License Agreement, there can be no assurances that the License Agreement will be extended or renewed.

About Legacy Education Alliance Inc.

Legacy Education Alliance, Inc. (http://www.legacyeducationalliance.com) is a leading international provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques. Legacy Education Alliance was founded in 1996, today we are a global company with approximately 200 employees that has cumulatively served more than two million students from more than 150 countries and territories over the course of our operating history.

We offer our training through a variety of brands including Rich Dad® Education; Rich Dad® Stock Education; Making Money from Property with Martin RobertsTM; Brick Buy BrickTM; Building Wealth; Robbie Fowler Property AcademyTM; Women in WealthTM; The Independent WomanTM; and Trade Up Investor EducationTM. For more information, please visit our website at www.legacyeducationalliance.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 31, 2017 and which may be viewed at http://www.sec.gov.

Investor Contact

CORE IR

Scott Gordon

516 222 2560

scottg@coreir.com

Source: Legacy Education Alliance, Inc.